   As filed with the Securities and Exchange Commission on February 2, 1998
                                                       Registration No. 33-98568
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                            AIRTRAN HOLDINGS, INC.*
             (Exact name of registrant as specified in its charter)
                               ------------------
Nevada                                                    58-2189551
(State or other Jurisdiction of                           (IRS Employer
incorporation or organization)                            Identification No.)

                            9955 AIRTRAN BOULEVARD
                            ORLANDO, FLORIDA  32827
                                 (407) 857-1579
               (Address, including zip code, and telephone number
       including area code, of registrant's principal executive offices)

                   AIRWAYS CORPORATION 1995 STOCK OPTION PLAN
              AIRWAYS CORPORATION 1995 DIRECTOR STOCK OPTION PLAN

                           (Full title of the plans)

                                 DAVID LANCELOT
                            9955 AIRTRAN BOULEVARD
                            ORLANDO, FLORIDA  32827
                                 (407) 857-1579
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)
                            ------------------------
                                   Copies to:
                            ROBERT B. GOLDBERG, ESQ.
                 ELLIS, FUNK, GOLDBERG, LABOVITZ & DOKSON, P.C.
                      3490 PIEDMONT ROAD, N.E., SUITE 400
                             ATLANTA, GEORGIA 30305
                                (404) 233-2800

* SUCCESSOR IN INTEREST TO AIRWAYS CORPORATION
================================================================================

                                    PART II
                INFORMATION REQUIRED IN REGISTRATION STATEMENT


     AirTran Holdings, Inc., by filing this Post-Effective Amendment No. 2 to Registration Statement No. 33-98568, expressly adopts the statements in such Registration Statement as its own Registration Statement for all purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934. The following reflects the material changes to such Registration Statement resulting from the succession of AirTran Holdings, Inc. in place of Airways Corporation under such Registration Statement. Except for the following, the Registration Statement as previously filed remains in effect.

     As a result of a merger of Airways Corporation ("Airways") with and into AirTran Holdings, Inc. ("Holdings"), each share of outstanding Common Stock in Airways has been automatically converted into one share of Common Stock in Holdings. From and after the date of the merger on November 17, 1997, this Registration Statement relates to the Common Stock in Holdings subject to options granted under the Airways Corporation 1995 Stock Option Plan and the Airways Corporation 1995 Director Stock Option Plan and all references to the "Company" and to the "Registrant" in the Registration Statement shall hereafter refer to AirTran Holdings, Inc. and its subsidiaries.

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     In addition to the documents incorporated by reference into the Registration Statement filed on October 24, 1995, the following documents filed with the Commission are also incorporated in this Registration Statement by reference:


   (a) The description of Holdings' Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on October 3, 1995;

   (b) The description of Holdings' Common Stock contained in the section entitled "VALUJET CAPITAL STOCK" in its Registration Statement No. 333-33837 on Form S-4, as amended, initially filed with the Commission on August 18, 1997;

   (c) Holdings' Annual Report on Form 10-K for the year ended December 31,
       1996;

   (d) Holdings' Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997;

   (e) Holdings' Current Reports on Form 8-K dated July 10, 1997, August 13, 1997 and November 17, 1997; and


   (f) All documents subsequently filed by Holdings pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than preliminary proxy materials filed pursuant to Section 14) after the date of this Post-Effective Amendment No. 2 to this Registration Statement and prior to the termination of the offering.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      The legality of the Common Stock offered hereby after the date of this

Post-Effective Amendment No. 2 to Registration Statement has been passed on for Holdings by Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., Atlanta, Georgia. Certain shareholders of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C. own approximately 23,000 shares of Common Stock of Holdings.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Articles of Incorporation of Holdings provide that directors of Holdings will not be personally liable for monetary damages to the company for certain breaches of their fiduciary duty as directors to the fullest extent allowable by Nevada law. Under current Nevada law, directors would remain liable for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, and (ii) approval of certain illegal dividends or redemptions. In appropriate circumstances, equitable remedies or nonmonetary relief, such as injunction, will remain available to a stockholder seeking redress from any such violation. In addition, the provision applies only to claims against a director arising out of his role as a director and not in any other capacity (such as an officer or employee of Holdings).

   Holdings also has the obligation, pursuant to its By-laws, to indemnify any director or officer of Holdings for all expenses incurred by them in connection with any legal action brought or threatened against such person for or on account of any action or omission alleged to have been committed while acting in the course and scope of the person's duties, if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the company, and with respect to criminal actions, had no reasonable cause to believe the person's conduct was unlawful, provided that such indemnification is made pursuant to then existing provisions of Nevada General Corporation Law at the time of any such indemnification.

ITEM 8.  EXHIBITS.

   The following additional Exhibits are filed as part of this Registration Statement, as hereby amended:

   4(a)   Articles of Incorporation of Holdings. (1)
   4(b)   By-laws of Holdings. (1)
   4(c) Plan of Reorganization and Agreement of Merger dated July 10, 1997, between Holdings and Airways. (2)
   4(d)   Plan of Merger dated July 10, 1997 between Holdings and Airways. (2)
   4(e) Amendment to Plan of Reorganization and Agreement of Merger between Holdings and Airways. (3)
   4(f)   Amendment to Plan of Merger between Holdings and Airways. (3)
   5      Opinion of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
   23(a)  Consent of Ernst & Young, LLP.
   23(b)  Consent of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C. (included in
          Exhibit 5).

___________________________________

(1) Incorporated by reference to Holdings' Registration Statement on Form S-4, registration number 33-95232, filed with the Commission on August 1, 1995, and amendments thereto.

(2) Incorporated by reference to Holdings' Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, file no. 0-26914, filed with the Commission on August 14, 1997.

(3) Incorporated by reference to Holdings' Registration Statement on Form S-4, registration number 333- 33837, initially filed with the Commission on August 18, 1997, and amendments thereto.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 15th day of January, 1998.

                                    AIRTRAN HOLDINGS, INC.  (as successor to
                                    Airways Corporation)


                                    By:  /s/ D. Joseph Corr
                                        ------------------------------
                                        D. Joseph Corr, President
                                        and Chief Executive Officer



    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement has been signed by the following persons on the 15th day of January, 1998 in the capacities indicated.



/s/ D. Joseph Corr               President (principal executive
--------------------------       officer) and Director
D. Joseph Corr


/s/ David Lancelot               Controller (principal accounting
--------------------------       officer)
David Lancelot


/s/ Don L. Chapman               Director
--------------------------
Don L. Chapman


/s/ John K. Ellingboe            Director
--------------------------
John K. Ellingboe


/s/ Lewis H. Jordan              Director
--------------------------
Lewis H. Jordan


/s/ Robert C. Pohlad             Director
--------------------------
Robert C. Pohlad


/s/ Robert L. Priddy             Director
--------------------------
Robert L. Priddy


/s/ Robert D. Swenson            Director
--------------------------
Robert D. Swenson